FOR IMMEDIATE RELEASE

Contact:  Patrick Freeman, President and CEO

(866) 777-7777

pfreeman@cordiacorp.com

Cordia Corp Completes $1.5 Million Private Placement

Orlando, FL – March 7, 2005 – Cordia Corp. (OTCBB:CORG), a communications services provider and integrator, announced that it has sold 1,500,000 shares of its Series A Convertible Preferred Stock in a private placement at a purchase price of $1.00 per share, and issued warrants to purchase 750,000 shares of the Company’s common stock at $2.00 per share and warrants to purchase 750,000 shares of the Company’s common stock at $4.00 per share. The aggregate purchase price for the Series A Preferred and the related warrants was a cash consideration of $1,500,000. The securities were purchased by Barron Partners LP, a private investment partnership.

The Series A Convertible Preferred is convertible at the holders’ option into common stock at a conversion price of $1.00 per share. Proceeds from the private placement will be used for general corporate purposes. For more detailed information on the financing referred to in this release, we incorporate by reference the Company’s Form 8-K filing with the Securities and Exchange Commission and related Exhibits thereto.

“We appreciate the recognition by Barron of the value and opportunity that we have been able to create at Cordia,” said Patrick Freeman, President and CEO. “This private placement, along with our recently signed long term agreements with Qwest and Verizon, will enable us to continue to grow our communications businesses and expand the breadth of our integrated service offerings.”

Cordia Corporation develops and provides industry specific applications, solutions and services. Cordia’s primary operations are currently concentrated in the telecommunications industry through its operating subsidiary, Cordia Communications Corp. In addition to end-user services, Cordia develops and provides an integrated Web services platform that enables competitive local, long distance and Internet service providers to rapidly introduce and effectively manage integrated offerings of local and long distance services.

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.